Exhibit 23-Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 033-80980, 333-69028, 333-98083, 333-111887, 333-111888, and 333-126269, and Form S-3 No. 333-25357) pertaining to various stock option and incentive plans of Spartan Motors, Inc. of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Spartan Motors, Inc. and subsidiaries, Spartan Motors, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Spartan Motors, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP

Grand Rapids, Michigan
March 13, 2006